EXHIBIT 99.1

FreightCar America, Inc. Reports Second Quarter 2018 Results

‘Back to Basics’ operational excellence program gaining momentum; Company raises delivery outlook for full year 2018, but remains cautious about near-term market fundamentals

CHICAGO, Aug. 01, 2018 (GLOBE NEWSWIRE) -- FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the second quarter ended June 30, 2018.

Financial Highlights

  Second quarter revenue of $66.7 million on deliveries of 1,185 units
  Second quarter net loss of $2.3 million, or $0.19 per diluted share
  Total cash, cash equivalents, restricted cash equivalents, marketable securities and restricted certificates of deposit of $86.9 million at June 30, 2018, which reflects a total investment of $37.8 million in railcars built for the Company’s JAIX leasing arm
  Backlog now totals 2,319 railcars with an aggregate value of approximately $190 million
  Completed all integration work associated with the acquisition of Navistar’s rail operations at Shoals facility
  Entered into a definitive agreement to sell the Danville, IL production facility for $2.2 million
  On track to deliver original “Back to Basics” cost reduction goal early and now targeting to exit the year with a per car total cost reduction of $4,000 to $5,000
  Full-year 2018 delivery outlook raised to range between 4,250 and 4,500 railcars

"The second quarter marks another step in the right direction for FreightCar America," said Jim Meyer, President and Chief Executive Officer of FreightCar America. "Our marketplace remains extremely challenging with continued pressures on pricing, and our backlog includes several smaller production runs. However, we have made meaningful progress on our ‘Back to Basics’ operational improvement strategy and those efforts positively impacted our quarterly results. We are ahead of schedule on our previously announced plan to reduce our cost of goods sold by $3,000 to $4,000 per railcar by year end. As a result, we are now increasing our goal to exit the year on a run rate of $4,000 to $5,000 in savings per railcar."

Meyer concluded, "Despite soft industry dynamics, our railcar deliveries of 1,185 units showed improvement to both year-over-year and sequential period deliveries. Our quarterly order total of 1,450 railcars is down slightly compared to the second quarter of 2017 but increased compared to the first quarter of 2018. All 1,450 of the railcar orders received were for new railcars. Because of this, we are raising our full-year railcar delivery outlook range slightly from 4,000 to 4,300 railcars to 4,250 to 4,500 railcars for fiscal year 2018."

Second Quarter Results

  Consolidated revenues were $66.7 million in the second quarter of 2018 compared to $118.7 million in the same quarter of 2017. The Company delivered 1,185 railcars in the second quarter of 2018, which included 368 new railcars, 514 rebuilt railcars and 303 leased railcars. This compares to 1,096 railcars delivered in the second quarter of 2017, all of which were new railcars.
  The Company had a diversified backlog totaling 2,319 railcars at June 30, 2018, valued at approximately $190 million.
  Consolidated operating loss for the second quarter of 2018 was $3.5 million compared to an operating loss of $1.0 million for the second quarter of 2017.
  Net loss in the second quarter of 2018 was $2.3 million, or $0.19 per diluted share, compared to a net loss of $0.4 million, or $0.04 per diluted share, in the second quarter of 2017.
  Cash, cash equivalents, restricted cash equivalents, marketable securities and restricted certificates of deposit were $86.9 million as of June 30, 2018, compared to $136.4 million as of December 31, 2017. The decrease in cash was primarily driven by Company funded deliveries of leased railcars into its short-term lease fleet and an increase in accounts receivable.

Second Quarter 2018 Conference Call & Webcast Information

The Company will host a conference call and live webcast on Thursday, August 2, 2018 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s second quarter 2018 financial results. To participate in the conference call, please dial (800) 288-8960, Confirmation Number 452079.  Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast

Conference ID#: 452079

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at (888) 793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call.  An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on August 2, 2018 until 11:59 p.m. (Eastern Daylight Time) on September 2, 2018.  To access the replay, please dial (800) 475-6701.  The replay pass code is 452079.  An audio replay of the call will be available on the Company’s website within two days following the earnings call.

About FreightCar America, Inc.

FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts and leases freight cars through its JAIX Leasing Company subsidiary. FreightCar America designs and builds high-quality railcars, including coal cars, bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars and boxcars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Danville, Illinois; Grand Island, Nebraska; Johnstown, Pennsylvania; Roanoke, Virginia; and Shanghai, People’s Republic of China. More information about FreightCar America is available on its website at www.freightcaramerica.com.

Forward Looking Statements

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: risks relating to the Shoals facility, including the facility not meeting internal assumptions or expectations and unforeseen liabilities from Navistar; the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

FreightCar America, Inc. Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2018	2017
	(In thousands)
Assets
Current assets
Cash, cash equivalents and restricted cash equivalents	$25,144	$87,788
Restricted certificates of deposit	5,452	5,720
Marketable securities	56,353	42,917
Accounts receivable, net	25,665	7,581
Inventories, net	60,393	45,292
Inventory on lease	37,778	5,550
Other current assets	7,649	5,099
Total current assets	218,434	199,947

Property, plant and equipment, net	50,277	38,253
Railcars available for lease, net	24,384	23,434
Goodwill	21,521	21,521
Deferred income taxes, net	12,097	9,446
Other long-term assets	3,160	3,303
Total assets	$329,873	$295,904

Liabilities and Stockholders’ Equity
Current liabilities
Accounts and contractual payables	$38,600	$23,329
Accrued payroll and other employee costs	2,704	1,809
Reserve for workers’ compensation	3,575	3,394
Accrued warranty	9,238	8,062
Customer deposits	3,362	362
Deferred income state and local incentives, current	2,219	2,219
Deferred rent, current	6,466	178
Other current liabilities	1,348	964
Total current liabilities	67,512	40,317
Accrued pension costs	5,197	5,763
Accrued postretirement benefits, less current portion	5,314	5,556
Deferred income state and local incentives, long-term	8,051	9,161
Deferred rent, long-term	18,703	2,988
Accrued taxes and other long-term liabilities	399	387
Total liabilities	105,176	64,172

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	89,110	90,347
Treasury stock, at cost	(9,685)	(12,555)
Accumulated other comprehensive loss	(7,495)	(7,567)
Retained earnings	152,640	161,380
Total stockholders’ equity	224,697	231,732
Total liabilities and stockholders’ equity	$329,873	$295,904

FreightCar America, Inc. Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In thousands, except for share and per share data)

Revenues	$66,743	$118,672	$149,716	$258,208
Cost of sales	61,904	113,428	145,473	243,158
Gross profit	4,839	5,244	4,243	15,050
Selling, general and administrative expenses	8,385	5,922	16,381	12,952
Restructuring and impairment charges	—	369	—	1,726
Operating (loss) income	(3,546)	(1,047)	(12,138)	372

Interest expense and deferred financing costs	(27)	(30)	(59)	(72)
Other income (expense)	588	184	969	(115)
(Loss) income before income taxes	(2,985)	(893)	(11,228)	185
Income tax (benefit) provision	(649)	(445)	(2,488)	(5)
Net (loss) income	(2,336)	$(448)	(8,740)	190

Net (loss) income per common share – basic	$(0.19)	$(0.04)	$(0.70)	$0.02

Net (loss) income per common share – diluted	$(0.19)	$(0.04)	$(0.70)	$0.02

Weighted average common shares outstanding -
basic	12,317,546	12,283,746	12,311,810	12,276,689

Weighted average common shares outstanding -
diluted	12,317,546	12,283,746	12,311,810	12,276,689

Dividends declared per common share	$—	$0.09	$—	$0.18

FreightCar America, Inc. Segment Data (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In thousands)		(In thousands)
Revenues:
Manufacturing	$63,051	$116,067	$142,784	$253,807
Corporate and Other	3,692	2,605	6,932	4,401
Consolidated revenues	$66,743	$118,672	$149,716	$258,208

Operating (loss) income:
Manufacturing	$1,708	$2,328	$(2,108)	$9,577
Corporate and Other	(5,254)	(3,375)	(10,030)	(9,205)
Consolidated operating (loss) income	$(3,546)	$(1,047)	$(12,138)	$372

FreightCar America, Inc. Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
	2018	2017
	(In thousands)
Cash flows from operating activities
Net (loss) income	$(8,740)	$190
Adjustments to reconcile net (loss) income to net cash flows (used in) provided by operating activities:
Net proceeds from Shoals transaction	2,655	—
Depreciation and amortization	5,448	4,672
Recognition of deferred income from state and local incentives	(1,110)	(1,109)
Gain on sale of railcars available for lease	38	—
Deferred income taxes	(2,671)	(862)
Stock-based compensation recognized	1,751	371
Other non-cash items, net	(211)	548
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(18,084)	8,364
Inventories	(11,593)	23,388
Inventory on lease	(32,228)	—
Other assets	(1,697)	141
Accounts and contractual payables	14,619	(5,772)
Accrued payroll and employee benefits	895	(1,255)
Income taxes receivable/payable	684	12,712
Accrued warranty	1,176	(351)
Other liabilities	1,402	(243)
Accrued pension costs and accrued postretirement benefits	(736)	(61)
Net cash flows (used in) provided by operating activities	(48,402)	40,733

Cash flows from investing activities

Purchase of restricted certificates of deposit	(4,400)	(4,668)
Maturity of restricted certificates of deposit	4,668	2,084
Purchase of securities held to maturity	(79,105)	(33,915)
Proceeds from maturity of securities	66,008	3,000
Cost of railcars available for lease	(1,419)	—
Purchases of property, plant and equipment	(476)	(445)
Proceeds from sale of property, plant and equipment and railcars available for lease	600	119
State and local incentives received	—	1,410
Net cash flows used in investing activities	(14,124)	(32,415)

Cash flows from financing activities

Employee stock settlement	(118)	(14)
Cash dividends paid to stockholders	—	(2,235)
Net cash flows used in financing activities	(118)	(2,249)

Net (decrease) increase in cash and cash equivalents	$(62,644)	$6,069
Cash, cash equivalents and restricted cash equivalents at beginning of period	$87,788	$96,110
Cash, cash equivalents and restricted cash equivalents at end of period	$25,144	$102,179

INVESTOR & MEDIA CONTACT	Matthew S. Kohnke
TELEPHONE	(800) 458-2235